Exhibit 4.30

SEVENTH AMENDMENT TO THE

DYNEGY MIDWEST GENERATION, INC. 401(k) SAVINGS PLAN

WHEREAS, Dynegy Inc. (the “Company”), has established and maintains the Dynegy Midwest Generation, Inc. 401(k) Savings Plan (the “Plan”) for the benefit of the eligible employees of certain participating companies; and

WHEREAS, the Company desires to amend the Plan;

NOW, THEREFORE, the Plan shall be, and hereby is, amended as follows, effective as provided herein below:

I.

Effective January 1, 2006, Section 1.1(14) of the Plan is amended in its entirety to provide as follows:

“(14)	Compensation: A Participant’s regular basic compensation from the Employer paid while a Participant for services rendered, including (A) any amounts subject to a deferral election pursuant to Section 3.1, (B) elective contributions made on a Participant’s behalf by the Employer that are not includible in income under Section 125 of the Code, (C) any amounts that are not includible in the gross income of a Participant under a salary reduction agreement by reason of the application of Section 132(f) of the Code and (D) if a Participant is scheduled to work a 12 hour shift, the regularly scheduled overtime shall be included as Compensation, and is calculated by multiplying his straight time hourly rate of pay by the number of 12 hour shift regularly scheduled overtime hours for which he is paid, but excluding any other contributions or benefits under this Plan or any other pension, profit sharing, insurance, hospitalization or other plan or policy maintained by an Employer for the benefit of such Participant, bonuses, overtime, commissions, and all other extraordinary and unusual payments. Notwithstanding the foregoing, the Compensation of any Participant taken into account for purposes of the Plan shall be limited to $220,000 for any Plan Year with such limitation to be (i) adjusted automatically to reflect any amendments to Section 401(a)(17) of the Code and any cost-of-living increases authorized by Section 401(a)(17) of the Code and (ii) prorated for a Plan Year of less than twelve months and to the extent otherwise required by applicable law.”

II.

Effective January 1, 2006, Section 1.1(28) of the Plan is amended in its entirety to provide as follows and all references in the Plan to the phrase “Employer Safe Harbor Contributions” shall be replaced with the phrase “Employer Discretionary Qualified Matching Contributions”:

“(28)	Employer Discretionary Qualified Matching Contributions: Contributions made to the Plan by the Employer pursuant to Section 3.5.”

III.

Effective January 1, 2006, a new Section 1.1(43A) is added to the Plan to provide as follows:

“(43A)	Severance from Employment: The term ‘Severance from Employment’ shall have the same meaning as set forth in Treasury regulation Section 1.401(k)-1(d). A Severance from Employment occurs when the Participant ceases to be an Employee of an Employer maintaining the Plan. An Employee does not have a Severance from Employment if, in connection with a change of employment, the Employee’s new employer maintains such Plan with respect to the Employee. For example, if a new employer maintains the Plan with respect to an Employee by continuing or assuming sponsorship of the Plan or by accepting a transfer of Plan assets and liabilities (within the meaning of Section 414(l) of the Code) with respect to the Employee, such Employee does not have a Severance from Employment.”

IV.

Effective January 1, 2006, Section 1.1(42) of the Plan is amended in its entirety to provide as follows:

“(42)	Rollover Contribution Account: An individual account for a Participant, which comprised of the following subaccounts:

(A)	Employee After-Tax Rollover Subaccount: A subaccount for such Participant that is credited with his Rollover Contributions consisting of after-tax employee contributions, if any. A Participant’s Employee After-Tax Rollover Subaccount shall be adjusted to reflect changes in value as provided in Section 4.3.

(B)	Employee Rollover Subaccount: A subaccount for such Participant that is credited with (i) his Rollover Contributions consisting of amounts other than after-tax employee contributions and (ii) the balance of his ‘Transfer Account’ (as defined in the Plan prior to the January 1, 2002 restatement thereof) under the Plan immediately prior to the Effective Date. A Participant’s Employee Rollover Subaccount shall be adjusted to reflect changes in value as provided in Section 4.3.”

V.

Effective January 1, 2006, the following sentences shall be added to the end of Section 3.1(a) of the Plan:

“Such elections cannot relate to Compensation that is currently available prior to the adoption or effective date of the Plan. In addition, except for occasional, bona fide administrative considerations, contributions made pursuant to such an election cannot precede the earlier of (1) the performance of services relating to the contribution and (2) when the Compensation that is subject to the election would be currently available to the Participant in the absence of an election to defer. Such can only be made with respect to amounts that are compensation as defined under Code Section 415(c)(3) and Treasury regulation Section 1.415(c)-2. A Participant who is not in Qualified Military Service (as defined in Code Section 414(u)) cannot make an election with respect to an amount paid after the Participant’s Severance from Employment, unless the amount is paid within 2-1/2 months following the Participant’s Severance from Employment and is described in Treasury regulation Section 1.415(c)-2(e)(3)(ii).

In order to be taken into account for a Limitation Year, compensation as defined under Code Section 415(c)(3) must be paid or treated as paid to the Participant prior to Severance from Employment.”

VI.

Effective January 1, 2006, Section 3.1(e) of the Plan is amended in its entirety to provide as follows:

“(e) In further restriction of the Participants’ elections provided in Paragraphs (a), (b), and (c) above, it is specifically provided that one of the actual deferral percentage tests set forth in Section 401(k)(3) of the Code and Treasury regulations thereunder (‘ACP Test’) must be met in each Plan Year. Such testing shall utilize the current year testing method as such term is defined under Treasury regulation § 1.401(k)-2(a)(2)(ii). The actual deferral ratio (as such term is defined under Treasury regulation § 1.401(k)-6) (‘ADR’) of any Participant who is a Highly Compensated Employee for the Plan Year and who is eligible to have Before-Tax Contributions (and Employer Discretionary Qualified Matching Contributions, if treated as elective contributions for purposes of the ACP Test) allocated to such Participant’s accounts under two (2) or more cash or deferred arrangements described in Code Section 401(k), that are maintained by an Employer (or a Controlled Entity), shall be determined as if such elective contributions (and, if applicable, such Qualified Matching Contributions) were made under a single arrangement. If a Highly Compensated Employee participates in two (2) or more cash or deferred arrangements of an Employer (or a Controlled Entity) that have different Plan Years, then all elective contributions made during the Plan Year being tested under all such cash or deferred arrangements shall be aggregated, without regard to the plan years of the other plans. However, for Plan Years beginning before January 1, 2006, if the plans have different Plan Years, then all such cash or deferred arrangements ending with or within the same calendar year shall be treated as a single cash or deferred arrangement. Notwithstanding the foregoing, certain plans shall be treated as separate if mandatorily disaggregated under the regulations of Code Section 401(k)”

VII.

Effective January 1, 2006, Section 3.5 of the Plan is amended in its entirety to provide as follows:

“3.5 Employer Discretionary Qualified Matching Contributions. In addition to the Employer Matching Contributions made pursuant to Section 3.3 and the Employer Discretionary Contributions made pursuant to Section 3.4, for each Plan Year, the Employer, in its discretion, may contribute to the Trust as an Employer Discretionary Qualified Matching Contribution for such Plan Year the amounts necessary to cause the Plan to satisfy the restrictions set forth in Section 3.1(e) (with respect to certain restrictions on Before-Tax Contributions) and the amounts necessary to cause the Plan to satisfy the restrictions set forth in Section 3.6 (with respect to certain restrictions on Employer Matching Contributions and After-Tax Contributions). Amounts contributed in order to satisfy the restrictions set forth in Section 3.1(e) shall be considered ‘Qualified Matching Contributions’ (within the meaning of Treasury regulation § 1.401(k)-6), and amounts contributed in order to satisfy the restrictions set forth in Section 3.6 shall be considered Employer Matching Contributions.

Employer Discretionary Qualified Matching Contributions may be contributed to the Plan pursuant to the foregoing for purposes of satisfying the restrictions set forth in Section 3.1(e) only if the conditions described in Treasury regulation § 1.401(k)-2(a)(6) are satisfied. A contribution made pursuant to this Section 3.5 is not taken into account under the actual contribution percentage test (as defined under Treasury regulation § 1.401(k)-6) (‘ACP Test’) or in determining the ADR for a Participant who is not a Highly Compensated Employee (a ‘NHCE’) to the extent that it exceeds the greatest of:

(a) five percent (5%) of the NHCE’s Code Section 414(s) compensation for the Plan Year;

(b) the NHCE’s Before-Tax Contributions for the Plan Year; and

(c) the product of two (2) times the Plan’s ‘Representative Matching Rate’ (as defined below) and the NHCE’s Before-Tax Contributions for the Plan Year.

Any amounts contributed pursuant to this Paragraph shall be allocated in accordance with the provisions of Sections 4.1(e), (f) and (g). For purposes of this Paragraph, the ‘Matching Rate’ for a Participant generally is the Employer Matching Contributions made for such Participant divided by the Participant’s Before-Tax Contributions for the Plan Year. For purposes of this Paragraph, the ‘Representative Matching Rate’ is the lowest matching rate for any eligible NHCE among a group of NHCEs that consists of half of all eligible NHCE’s in the Plan for the Plan Year (or, if greater, the lowest matching rate for all eligible NHCEs in the Plan who are employed by the Employer on the last day of the Plan Year and who make Before-Tax Contributions for the Plan Year). If the Matching Rate is not the same for all levels of Before-Tax Contributions for a Participant, then the Participant’s Representative Matching Rate is determined assuming that a Participant’s Before-Tax Contributions are equal to six percent (6%) of his Code Section 414(s) compensation.”

VIII.

Effective January 1, 2006, Section 3.6 of the Plan is amended in its entirety to provide as follows:

“3.6 Restrictions on Employer Matching Contributions and After-Tax Contributions. In restriction of the Employer Matching Contributions and After-Tax Contributions hereunder, it is specifically provided that one of the actual contribution percentage tests set forth in Section 401(m) of the Code and Treasury regulations thereunder (‘ACP Test’) must be met in each Plan Year. Such testing shall utilize the current year testing method as such term is defined in Treasury regulation § 1.401 (m)-2(a)(2)(ii). The Committee may elect, in accordance with applicable Treasury regulations, to treat Before-Tax Contributions to the Plan as Employer Matching Contributions for purposes of meeting this requirement. The actual contribution ratio (as such term is defined under Treasury regulations § 1.401(k)-6) (the ‘ACR’) for any Participant who is a Highly Compensated Employee and who is eligible to have Employer Matching Contributions or After-Tax Contributions allocated to his or her account under two (2) or more plans described in Code Section 401(a), or arrangements described in Code Section 401(k) that are maintained by the same Employer (or Controlled Entity), shall be determined as if the total of such contributions was made under each plan and arrangement. If a Highly Compensated Employee participates in two (2) or more such plans or arrangements that have different plan years, then all Employer Matching Contributions and After-Tax Contributions made during the Plan Year being tested under all such plans and arrangements shall be aggregated, without regard to the plan years of the other plans. For Plan Years beginning before January 1, 2006, all such plans and arrangements ending with or within the same calendar year shall be treated as a single plan or arrangement. Notwithstanding the foregoing, certain plans shall be treated as separate if mandatorily disaggregated under the regulations of Code Section 401(m). If Employer Matching Contributions for any portion of a Plan Year are allocated in whole or in part to the ESOP Subaccounts of Participants pursuant to Section 3.3(d), then (a) a separate test under this Section for such Plan Year shall be performed with respect to such Employer Matching Contributions and (b) a separate test under this Section for such Plan Year shall be performed with respect to After-Tax Contributions and all other Employer Matching Contributions, if any.”

IX.

Effective January 1, 2006, Sections 3.8(b) and (c) of the Plan are amended in their entirety to provide as follows:

“(b) Anything to the contrary herein notwithstanding, if, for any Plan Year, the aggregate Before-Tax Contributions made by the Employer on behalf of Highly Compensated Employees exceeds the maximum amount of Before-Tax Contributions permitted on behalf of such Highly Compensated Employees pursuant to Section 3.1(e), an excess amount shall be determined by reducing Before-Tax Contributions on behalf of Highly Compensated Employees in order of the highest ADRs to equal the highest permitted ADR in accordance with Section 401(k)(8)(B)(ii) of the Code and the Treasury regulations thereunder. Once determined, the Committee may adjust the contributions of each affected Highly Compensated Employee by causing such excess amounts to be (i) recharacterized as catch-up contributions pursuant to the provisions of Section 4.5 of the Plan to the maximum extent possible, and (ii) distributed to Highly Compensated Employees in order of the highest dollar amounts contributed on behalf of such Highly Compensated Employees in accordance with Section 401(k)(8)(C) of the Code and the Treasury regulations thereunder before the end of the next following Plan Year. Income allocable to such excess amounts with respect to a Plan Year shall be distributed therewith and shall include income for such Plan Year including the gap period between the end of such Plan Year and the date of distribution of such excess amounts computed under the safe harbor method of allocating gap period income set forth in Treasury regulation § 1.401(k)-2(b)(2)(iv)(D).

(c) Anything to the contrary herein notwithstanding, if, for any Plan Year, the aggregate Employer Matching Contributions and After-Tax Contributions allocated to the Accounts of Highly Compensated Employees exceeds the maximum amount of such Employer Matching Contributions and After-Tax

Contributions permitted on behalf of such Highly Compensated Employees pursuant to Section 3.6, an excess amount shall be determined by reducing, first, After-Tax Contributions made by, and second, Employer Matching Contributions made on behalf of, Highly Compensated Employees in order of the highest ACR to equal the highest permitted ACR in accordance with Section 401(m)(6)(B)(ii) of the Code and Treasury regulations thereunder. Once determined, such excess shall be distributed to Highly Compensated Employees in order of the highest dollar amounts contributed by or on behalf of such Highly Compensated Employees in accordance with Section 401(m)(6)(C) of the Code and the Treasury regulations thereunder (or, if such excess contributions are forfeitable, they shall be forfeited) before the end of the next following Plan Year. Income allocable to such excess amounts with respect to a Plan Year shall be distributed therewith and shall include income for such Plan Year including the gap period between the end of such Plan Year and the date of distribution of such excess amounts computed under the safe harbor method of allocating gap period income set forth in Treasury regulation § 1.401(m)-2(b)(2)(iv)(D). Employer Matching Contributions which are not then vested shall be forfeited pursuant to this Paragraph only if distribution of all vested Employer Matching Contributions is insufficient to meet the requirements of this Paragraph. If vested Employer Matching Contributions are distributed to a Participant and nonvested Employer Matching Contributions remain credited to such Participant’s Accounts, such nonvested Employer Matching Contributions shall vest at the same rate as if such distribution had not been made. If separate testing is performed pursuant to the last sentence of Section 3.6, then the corrective actions described in this Paragraph shall be applied separately in a manner consistent with such separate testing.”

X.

Effective January 1, 2006, the last sentence of Section 3.8(e) of the Plan is deleted in its entirety.

XI.

Effective January 1, 2006, a new Section 3.11 is added to the Plan to provide as follows:

“3.11 Final Treasury Regulations under Sections 401(k) and 401(m) of the Code. Certain provisions of the final Treasury Regulations promulgated under Sections 401(k) and 401(m) of the Code (‘Final Regulations’) require, or may be determined to require, such provisions to be reflected in the provisions of the Plan which are directly or indirectly affected by such certain provisions of the Final Regulations. The Company intends the amendments of provisions of the Plan adopted and effective on or before January 1, 2007, to comply with the requirements of the Final Regulations in good faith as of the date or dates such requirements are required to be effective with respect to the Plan. All matters addressed in such amendments of Plan provisions (or which may be alleged to be required to but were not, or were imperfectly, addressed in such amendments) shall be administered in accordance with the requirements of the Final Regulations, which are specifically incorporated herein by this reference. The requirements of the Final Regulations applicable to the Plan shall control over an apparently inconsistent or conflicting provision of the Plan in the administration of the Plan to the extent necessary to avoid adversely affecting the qualification of the Plan.”

XII.

Sections 4.1 (c), (d), (e) and (f) of the Plan are amended in their entirety to provide as follows:

“(c) Employer Matching Contributions made by the Employer on a Participant’s behalf shall be allocated to such Participant’s Non-ESOP Subaccount (or, to the extent that such Employer Matching Contributions are initially invested in Company Stock or Section 3.3(d) applies, to such Participant’s ESOP Subaccount).

(d) The Employer Discretionary Contribution, if any, made pursuant to Section 3.4 for a Plan Year shall be allocated to the Non-ESOP Subaccounts (or, to the extent that such Employer Discretionary Contribution is initially invested in Company Stock or Section 3.4(c) applies, to the ESOP Subaccounts) of Participants who (1) were Eligible Employees on the last day of such Plan Year or (2) terminated employment during such Plan Year on or after Normal Retirement Date or by reason of Total and Permanent Disability or death. The allocation to each such eligible Participant’s Non-ESOP Subaccount (or ESOP Subaccount, if applicable) shall be that portion of such Employer Discretionary Contribution which is in the same proportion that such Participant’s Compensation for such Plan Year bears to the total of all such Participants’ Compensation for such Plan Year.

(e) The Employer Safe Harbor Contribution, if any, made pursuant to Section 3.5 for a Plan Year in order to satisfy the restrictions set forth in Section 3.1(e) shall be allocated to the Before-Tax Accounts of Participants who (1) received an allocation of Before-Tax Contributions for such Plan Year and (2) were not Highly Compensated Employees for such Plan Year (each such Participant individually referred to as an ‘Eligible Participant’ for purposes of this Paragraph). Such allocation shall be made, first, to the Before-Tax Account of the Eligible Participant who received the least amount of Compensation for such Plan Year until the lesser of the limitation set forth in Treasury regulation § 1.401(k)-2(a)(6)(v) or the limitation set forth in Section 4.4 (the ‘401(k) Additional Contribution Limitation’) has been reached as to such Eligible Participant, then to the Before-Tax Account of the Eligible Participant who received the next smallest amount of Compensation for such Plan Year until the 401(k) Additional Contribution Limitation has been reached as to such Eligible Participant, and continuing in such manner until the Safe Harbor Contribution for such Plan Year has been completely allocated or the 401(k) Additional Contribution Limitation has been reached as to all Eligible Participants.

(e) The Employer Discretionary Qualified Matching Contributions, if any, made pursuant to Section 3.5 for a Plan Year in order to satisfy the restrictions set forth in Section 3.1(e) shall be allocated to the Before-Tax Accounts of Participants who (1) received an allocation of Before-Tax Contributions for such Plan Year and (2) were not Highly Compensated Employees for such Plan Year (each such Participant individually referred to as an ‘Eligible Participant’ for purposes of this Paragraph). Such allocation shall be made, first, to the Before-Tax Account of the Eligible Participant who received the least amount of Compensation for such Plan Year until the lesser of the limitation set forth in Treasury regulation § 1.401(k)-2(a)(6)(v) or the limitation set forth in Section 4.4 (the ‘401(k) Additional Contribution Limitation’) has been reached as to such Eligible Participant, then to the Before-Tax Account of the Eligible Participant who received the next smallest amount of Compensation for such Plan Year until the 401(k) Additional Contribution Limitation has been reached as to such Eligible Participant, and continuing in such manner until the Employer Discretionary Qualified Matching Contribution for such Plan Year has been completely allocated or the 401(k) Additional Contribution Limitation has been reached as to all Eligible Participants.

(f) The Employer Discretionary Qualified Matching Contribution, if any, made pursuant to Section 3.5 for a Plan Year in order to satisfy the restrictions set forth in Section 3.6 shall be allocated to the Employer Contribution Accounts of Participants who (1) received an allocation of Employer Matching Contributions for such Plan Year and (2) were not Highly Compensated Employees for such Plan Year (each such Participant individually referred to as an ‘Eligible Participant’ for purposes of this Paragraph). Such allocation shall be made, first, to the Employer Contribution Account of the Eligible Participant who received the least amount of Compensation for such Plan Year until the lesser of the limitation set forth in Treasury regulation § 1.401(m)-2(a)(5) or the limitation set forth in Section 4.4 (the ‘401(m) Additional Contribution Limitation’) has been reached as to such Eligible Participant; then to the Employer Contribution Account of the Eligible Participant who received the next smallest amount of Compensation for such Plan Year until the 401(m) Additional Contribution Limitation has been reached as to such Eligible Participant, and continuing in such manner until the Employer Discretionary Qualified Matching Contribution for such Plan Year has been completely allocated or the 401(m) Additional Contribution Limitation has been reached as to all Eligible Participants.”

XIII.

Effective January 1, 2006, a new Section 4.5 is added to the Plan to provide as follows:

“4.5 Recharacterizations. In the event a Participant’s Before-Tax Contributions for a Plan Year do not equal a limitation described in Section 3.10 for any reason whether or not related to an election by a Participant, his catch-up contributions, if any, for such Plan Year shall be recharacterized as Before-Tax Contributions for all purposes to the extent necessary to either (i) increase Before-Tax Contributions to equal such limitation, or (ii) exhaust the catch-up contributions made for such Plan Year; provided; however, in no event shall such recharacterized catch-up contributions be eligible to be matched by Employer Matching Contributions.

In the event a Participant who is eligible to elect catch-up contributions pursuant to the provisions of Section 3.10 is determined by the Committee, applying the provisions of Section 3.8, to have excess deferrals for a Plan Year, then before causing a distribution of such Participant’s excess deferrals, the Committee may cause such Participant’s Before-Tax Contributions to be recharacterized as catch-up contributions to the extent necessary to either (i) exhaust his excess deferrals, or (ii) increase his catchup contributions to the applicable limit under Code Section 414(v) for the Plan Year.”

XIV.

Effective January 1, 2006, Section 10.1(b) of the Plan is amended in its entirety to provide as follows:

“(b) A Participant may withdraw from his Rollover Contribution Account any or all amounts held in such Account. Such withdrawal shall come first from his Employee After-Tax Rollover Subaccount, if any, then from his Employee Rollover Subaccount.”

XV.

Effective August 29, 2005, Section 10.1(g) of the Plan is amended in its entirety to provide as follows:

“(g) A Participant who has a financial hardship, as determined by the Committee, and who has made all available withdrawals pursuant to (1) the Paragraphs above, and (2) pursuant to the provisions of any other plans of the Employer and any Controlled Entities of which he is a participant, and has obtained all available loans pursuant to Article XI and pursuant to the provisions of any other plans of the Employer and any Controlled Entities of which he is a participant, may withdraw from his Before-Tax Account and Catch-Up Contribution Account an amount not to exceed the lesser of (i) the balance of such Accounts or (ii) the amount determined by the Committee as being available for withdrawal pursuant to this Paragraph. For purposes of this Paragraph, financial hardship shall mean the immediate and heavy financial needs of the Participant. A withdrawal based upon financial hardship pursuant to this Paragraph shall not exceed the amount required to meet the immediate financial need created by the hardship. The amount required to meet the immediate financial need may include any amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from such withdrawal. The determination of the existence of a Participant’s financial hardship and the amount required to be distributed to meet the need created by the hardship shall be made by the Committee. The decision of the Committee shall be final and binding, provided that all Participants similarly situated shall be treated in a uniform and nondiscriminatory manner. A withdrawal shall be deemed to be made on account of an immediate and heavy financial need of a Participant if the withdrawal is for:

(1) Expenses for medical care described in Section 213(d) of the Code previously incurred by the Participant, the Participant’s spouse, or any dependents of the Participant (as defined in Section 152 of the Code) or necessary for those persons to obtain medical care described in Section 213(d) of the Code and not reimbursed or reimbursable by insurance;

(2) Costs directly related to the purchase of a principal residence of the Participant (excluding mortgage payments);

(3) Payment of tuition and related educational fees, and room and board expenses, for the next twelve months of post-secondary education for the Participant or the Participant’s spouse, children, or dependents (as defined in Section 152 of the Code);

(4) Payments necessary to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant’s principal residence; or

(5) Expenses permitted under Internal Revenue Service Announcement 2005-70 with respect to special hardship distributions permitted for affected persons of Hurricane Katrina (i) whose principal residence was located in one of the disaster areas eligible for Individual Assistance by the Federal Emergency Management Agency because of Hurricane Katrina on the relevant declared disaster date (ii) whose place of employment was located in one of these disaster areas on the relevant declared disaster date, or (iii) whose lineal ascendant or descendant, dependent or spouse had a principal residence or place of employment in one of these disaster areas on the relevant declared disaster date. Such distribution must be made on or after August 29, 2005, and before April 1, 2006.

The above notwithstanding, (1) withdrawals under this Paragraph shall be limited to the sum of the Participant’s Before-Tax Contributions and catch-up contributions pursuant to Section 3.10, plus income allocable to the Participant’s

Before-Tax Contributions and credited to the Participant’s Before-Tax Account as of December 31, 1988, less any previous withdrawals of such amounts, and (2) Employer Contributions utilized to satisfy the restrictions set forth in Section 3.1(e), and income allocable thereto, shall not be subject to withdrawal. Except to the extent a hardship distribution is made pursuant to Paragraph (g)(5) above, a Participant who receives a distribution pursuant to this Paragraph on account of hardship shall be prohibited from making elective deferrals and employee contributions under this and all other plans maintained by the Employer or any Controlled Entity for six months after receipt of the distribution.”

XVI.

Effective January 1, 2007, Section 10.1(g) of the Plan is amended in its entirety to provide as follows:

“(g) A Participant who has a financial hardship, as determined by the Committee, and who has made all available withdrawals pursuant to (1) the Paragraphs above, and (2) pursuant to the provisions of any other plans of the Employer and any Controlled Entities of which he is a participant and who has obtained all available loans pursuant to Article XI and pursuant to the provisions of any other plans of the Employer and any Controlled Entities of which he is a participant may withdraw from his Before-Tax Account and Catch-Up Contribution Account an amount not to exceed the lesser of (1) the balance of such Accounts or (2) the amount required to meet the immediate financial need created by the hardship. The amount required to meet the immediate financial need may include any amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution. For purposes of this Paragraph, financial hardship shall mean one of the following immediate and heavy financial needs of the Participant:

(1) Expenses for (or necessary to obtain) medical care that would be deductible under Section 213(d) of the Code (determined without regard to whether the expenses exceed 7.5% of adjusted gross income);

(2) Costs directly related to the purchase of a principal residence of the Participant (excluding mortgage payments);

(3) Payment of tuition, related educational fees, and room and board expenses, for up to the next twelve months of post-secondary education for the Participant, the Participant’s spouse, children, or dependents (as defined in Section 152 of the Code and without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B));

(4) Payments necessary to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant’s principal residence;

(5) Payments for burial or funeral expenses for the Participant’s deceased parent, spouse, children or dependents (as defined in Section 152 of the Code and without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B));

(6) Expenses for the repair of damage to the Participant’s principal residence that would qualify of the casualty deduction under Section 165 of the Code (determined without regard to whether the loss exceeds 10% of adjusted gross income); or

(7) Expenses permitted under Internal Revenue Service Announcement 2005-70 with respect to special hardship distributions permitted for affected persons of Hurricane Katrina (i) whose principal residence was located in one of the disaster areas eligible for Individual Assistance by the Federal Emergency Management Agency because of Hurricane Katrina on the relevant declared disaster date (ii) whose place of employment was located in one of these disaster areas on the relevant declared disaster date, or (iii) whose lineal ascendant or descendant, dependent or spouse had a principal residence or place of employment in one of these disaster areas on the relevant declared disaster date. Such distribution must be made on or after August 29, 2005, and before April 1, 2006.

The above notwithstanding, (1) withdrawals under this Paragraph from a Participant’s Before-Tax Account shall be limited to the sum of the Participant’s Before-Tax Contributions to the Plan, plus income allocable to the Participant’s Before-Tax Contributions and credited to the Participant’s Before-Tax Account as of December 31, 1988, less any previous withdrawals of such amounts, (2) withdrawals from a Participant’s Catch-Up Contribution Account shall be limited to the Participant’s catch-up contributions pursuant to Section 3.10, less any previous withdrawals of such amounts and (3) Employer Discretionary Qualified Matching Contributions utilized to satisfy the restrictions set forth in Section 3.1(e), and income allocable thereto, shall not be subject to withdrawal. Except to the extent a hardship distribution is made pursuant to Paragraph (g)(7) above, a Participant who receives a distribution pursuant to this Paragraph on account of hardship shall be prohibited from making elective deferrals and employee contributions under this and all other plans maintained by the Employer or any Controlled Entity for six months after receipt of the distribution.”

XVII.

Effective August 25, 2005, a new Section 10.3 of the Plan is added to the Plan to provide as follows:

“10.3 Special Hurricane Relief Distributions. A distribution may be made on and after August 25, 2005 (for distributions made on account of Hurricane Katrina), September 22, 2005 (for distributions made on account of Hurricane Rita), or October 22, 2005 (for distributions made on account of Hurricane Wilma), and before January 1, 2007, to an eligible Participant to the extent such distribution is approved by the Committee and permitted under Section 101 of the Katrina Emergency Tax Relief Act of 2005 (‘KETRA’) and Section 201 of the Gulf Opportunity Zone Act of 2005 (‘GO Zone’). An individual is eligible to receive such a distribution if the individual (i) had a principal place of abode in the Hurricane Katrina, Wilma or Rita disaster areas (as defined under KETRA and GO Zone) as of the relevant dates (as specified under KETRA and GO Zone), and (ii) sustained economic loss by reason of Hurricane Katrina, Wilma or Rita. Withdrawals made pursuant to this Section 10.3 shall be limited to the greater of (I) $100,000 or (ii) the vested balance of a Participant’s Accounts. In determining the $100,000 maximum distribution amount, distributions received from any plans maintained by the Employer or a Controlled Entity and any other qualified plans, annuities and individual retirement accounts shall be taken into account. A Participant may elect to repay such distribution and a qualified hurricane distribution under Section 10.1(g) within three years to this Plan or another eligible retirement plan or not repay the distribution, in which case such distribution may be included as taxable income ratably over a period of three (3) years or a period of one (1) year. Such amounts that are repaid pursuant to this Section 10.3 shall be treated as a qualified rollover to the Plan. The Committee is permitted to rely on the reasonable representations of the Participant with respect to the Participant’s eligibility to receive a distribution pursuant to this Section 10.3, unless the Committee has actual knowledge to the contrary.”

XVIII.

Effective January 1, 2006, Section 11.2(b) of the Plan is amended in its entirety to provide as follows:

“(b) Paragraph (a) above to the contrary notwithstanding, no loan shall be made from the Plan to the extent that such loan would cause the total of all loans made to a Participant from all qualified plans of an Employer or a Controlled Entity, including loans deemed distributed in accordance with regulations promulgated under Section 72(p) of the Code, and the interest accruing thereafter, that has not been repaid (‘Outstanding Loans’) to exceed the lesser of:

(1) $50,000 (reduced by the excess, if any, of (A) the highest outstanding balance of Outstanding Loans during the one-year period ending on the day before the date on which the loan is to be made, over (B) the outstanding balance of Outstanding Loans on the date on which the loan is to be made); or

(2) one-half the present value of the Participant’s nonforfeitable accrued benefit under all qualified plans of the Employer or a Controlled Entity.”

XIX.

Effective as of January 1, 2006, Section 11.4(b) of the Plan is amended by adding the following sentence after the penultimate sentence thereof:

“Notwithstanding the foregoing, in the event that a loan from the Plan is deemed distributed to a Participant and has not been repaid by the Participant, and the Participant applies for another loan from the Plan, then the new loan shall satisfy such additional conditions as may required in accordance with Section 72(p) of the Code and the Treasury regulations promulgated thereunder.”

XX.

Effective January 1, 2006, Section 11.4(b) of the Plan is amended in its entirety to provide as follows:

“(b) Any loan shall be made as an investment of a segregated loan fund to be established in the Trust Fund for the Participant to whom the loan is made. Any loan shall be considered to come, first, from the Participant’s After-Tax Account, second, from the Employee After-Tax Rollover Subaccount of his Rollover Contribution Account, third, from the Employee Rollover Subaccount of his Rollover Contribution Account, and fourth, from the remainder of his Accounts on a pro rata basis. The Trustee shall fund a Participant’s segregated loan fund by liquidating such portion of the assets of the Accounts from which the Participant’s loan is to be made as is necessary to fund The loan and transferring the proceeds to such segregated loan fund. If such Accounts are invested in more than one Investment Fund, the transfer shall be made pro rata from each such Investment Fund (other than the VBO). The loan shall be secured by a pledge of the Participant’s segregated loan fund. Notwithstanding the foregoing, in the event that a loan from the Plan is deemed distributed to a Participant and has not been repaid by the Participant, and the Participant applies for another loan from the Plan, then the new loan shall satisfy such additional conditions as may required in accordance with Section 72(p) of the Code and the Treasury regulations promulgated thereunder. Notwithstanding any foregoing provision of this Paragraph (b) to the contrary, no loan shall be considered to come from, and no liquidation shall be made with respect to, the portion of a Participant’s Accounts that are invested in the VBO.”

XXI.

Effective January 1, 2007, Section 11.5(c) of the Plan is amended in its entirety to provide as follows:

“(c) If the Participant fails in any way to comply with the repayment terms of a loan, such loan shall be repaid by offsetting the Participant’s outstanding loan balance (including interest) against the amount in the Participant’s segregated loan fund pledged as security for the loan. Any such outstanding loan (including interest) shall be so offset and repaid on the earlier of (1) the last day of the ‘Grace Period’ (as hereinafter defined) applicable with respect to such failure to comply or (2) the date of any withdrawal or distribution of benefits from the pledged portion of the Participant’s Accounts pursuant to the provisions of the Plan. Notwithstanding the foregoing, amounts in a Participant’s Accounts may not be offset and used to satisfy the payment of such loan (including interest) prior to the earliest time such amounts would otherwise be permitted to be distributed under applicable law. For purposes of this Paragraph, the ‘Grace Period’ with respect to any failure to comply with the repayment terms of a loan shall be the period beginning on the date of such failure and ending on the last day of the calendar quarter following the calendar quarter in which such failure occurred.”

XXII.

Effective August 25, 2005, a new Section 12.7 is added to the Plan to provide as follows:

“12.7 Special Hurricane Relief Loans. A special loan may be made to an eligible Participant on and after September 24, 2005, for Participants affected by Hurricane Katrina; and on and after December 21, 2005, for Participants affected by Hurricane Rita or Hurricane Wilma; and before December 31, 2006, to the extent that such loan is approved by the Committee and permitted under Section 103 of KETRA and Section 201 of GO Zone. With respect to a loan made pursuant to this Section 12.7, the reference to $50,000 in Section 12.2(b)(1) shall be increased to $100,000 and the reference to ‘one-half the present value’ in Section 12.2(3)(2) shall be increased to ‘the present value’. A Participant is eligible to receive such a loan if the Participant (i) had a principal place of abode in the Hurricane Katrina, Wilma or Rita disaster areas (as defined under KETRA and GO Zone) as of the relevant dates (as specified under KETRA and GO Zone), and (ii) sustained economic loss by reason of Hurricane Katrina, Wilma or Rita. In addition, for an eligible Participant, as defined above, with an outstanding Plan loan on or after August 25, 2005 (for Participants whose main home was located in Hurricane Katrina disaster area), September 23, 2005 (for Participants whose main home was located in Hurricane Rita disaster area), or October 23, 2005 (for

Participants whose main home was located in Hurricane Wilma disaster area), if the due date for any repayment on such loan occurs during the period beginning on August 25, 2005, September 23, 2005 or October 23, 2005, as applicable, and ending on December 31, 2006, the due date may be delayed for one (1) year by the Committee. Any payments after the suspension period will be appropriately adjusted to reflect the delay and any interest accruing during the delay.”

XXIII.

Effective January 1, 2006, Section 16.2(d) of the Plan is amended in its entirety to provide as follows:

“(d) In the case of a termination of the Plan, the Accounts of a Participant shall, subject to the consent provisions of Article IX, be distributed to such Participant in a ‘lump sum distribution’ as such term is defined below; provided, however, a distribution may not be made if the Employer establishes or maintains another ‘Alternative Defined Contribution Plan’. For purposes of this Section 16.2(d), an ‘Alternative Defined Contribution Plan’ is a defined contribution plan that exists at any time during the period beginning on the date of Plan termination and ending 12 months after distribution of all assets from the terminated Plan. However, if at all times during the 24-month period beginning 12 months before the date of Plan termination, fewer than 2% of the employees who were eligible under the defined contribution plan that includes the cash or deferred arrangement as of the date of Plan termination are eligible under the other defined contribution plan, the other Plan is not an Alternative Defined Contribution Plan. In addition, a defined contribution plan is not treated as an Alternative Defined Contribution Plan if it is an employee stock ownership plan, as defined in Section 4975(e)(7) or Section 409(a) of the Code, a simplified employee pension plan as defined in Code Section 408(k), a SIMPLE IRA plan as defined in Code Section 408(p), a plan or contract that satisfies the requirements of Code Section 403(b), or a plan that is described in Code Section 457(b) or (f). The term ‘lump sum distribution’ shall have the meaning provided in Code Section 402(e)(4)(D) (without regard to Section 402(e)(4)(D)(i)(I), (II), (III) and (IV). In the case of a Participant who is affected by a partial termination of the Plan, the Accounts of such Participant shall, subject to the consent provisions of Article IX, be distributed in accordance with the applicable provisions of Article IX after he has incurred a Severance from Employment.”

XXIV.

Effective January 1, 2006, Section 9.1(g) of the Plan is amended in its entirety to provide as follows:

“(g) Notwithstanding the provisions of the Plan regarding availability of distributions from the Plan upon ‘termination of employment’, a Participant’s Accounts shall not be distributed until the Participant has incurred a Severance from Employment.”

XXV.

Except as modified herein, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to the Plan to be executed this 15th day of December, 2006, effective as hereinbefore provided.

DYNEGY INC.

By:	/s/ Julius Cox
Title:	VP, Human Resources & BPC Chairman

18